Exhibit 99.2
On July 24, 2009, Horizon Lines, Inc. hosted a conference call to discuss financial results for the second quarter ended June 21, 2009. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

Operator	Good morning. My name is Michael and I will be your conference operator today. At this time, I would like to welcome everyone to the Horizon Lines second-quarter earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ presentation, there will be a question-and-answer session. Thank you. I would now like to introduce Mr. Jim Storey, Director of Investor Relations for Horizon Lines. Mr. Storey, you may begin your conference.

Jim Storey	Thank you, Michael and good morning, everyone and welcome to Horizon Lines’ second-quarter 2009 conference call. Our speakers this morning are Chuck Raymond, Chairman, President and Chief Executive Officer; John Keenan, President of our liner company; Brian Taylor, President of our logistics company; and Mike Avara, our Chief Financial Officer. Also on hand today is Catherine Walsh, our Vice President and Controller.

Before we get started, I want to remind everyone that copies of our press release and the slide presentation accompanying this conference call are available in the Investor Relations section of our website at horizonlines.com. We will be referring to these slides during our remarks.

I also want to remind everyone that management’s comments this morning contain certain forward-looking statements and that actual results could differ materially from those projected today. A discussion of factors that might affect future results is provided in our filings with the SEC and we encourage you to review them. Now let me turn the call over to Chuck Raymond.

Chuck Raymond	Well, thanks, Jim and good morning. Earlier today, we reported second-quarter financial results that we believe reflect a respectable performance in the face of this challenging global recession. We have done this by focusing relentlessly on our customers’ needs, stepping up service in our markets and carefully managing our spending.

Revenues for the quarter fell 15.9% to $278.5 million and this reflects reduced fuel surcharges and a 9.8% decline in overall volume. Horizon’s estimated market shares held steady or improved slightly across our tradelanes. We achieved a revenue increase of 2.5% per container unit net of fuel, adjusted EBITDA of $28.5 million and adjusted earnings of $0.13 per share.

Free cash flow also outperformed our own expectations despite the decline in adjusted EBITDA from a year ago. And we ended the quarter with adequate liquidity.

In short, we managed our business well in what we would call a deep, ongoing recession that continues to impact most of our customers. While across all tradelanes, quarterly volumes were shy of our own expectations. I think it is instructive to view our volume performance in the context of the broader transportation industry. We have all heard of over 20% volume shortfalls in some of the major international ocean shipping tradelanes, a 23% decrease in overall US freight from a year ago and a 12% tonnage fall off in the US trucking industry.

So our Jones Act volumes decline of less than 10% are significant, but more manageable than other sectors. We believe our relative performance shows not only the ongoing resilience of our business model, but also our Company’s ability to become more productive in these challenging times.

Once again, it is worthwhile to review what we think are the key attributes that differentiate Horizon Lines in this environment. First, we serve primarily as a US domestic ocean carrier, managing and delivering cargo that is vital to the basic needs of businesses and people in our unique tradelanes.

We have strong roots and we are deeply invested in these markets, which we have been serving, in some cases, for more than 50 years. Understandably, we enjoy long-term relationships with our customers and we operate with a solid capital structure that enables us to withstand prolonged periods of economic uncertainty.

Supporting this, we have the infrastructure and assets in place that give us tremendous operating leverage. In other words, we will be able to capitalize on renewed growth opportunities when economic expansion resumes and without having to make additional major investments.

Those of you who have been following the Company for the last few years will understand this is exactly what you saw during the first seven years of this decade, adding throughput to an already efficient delivery structure.

Looking at our young logistics business, we continue to grow organically piece by piece in a very challenging economic environment during the quarter. Understandably, in some areas of our broad logistics offerings, progress has been slow. Part of this is because we have, for the time being at least, suspended our earlier acquisition strategy. But again, I am confident that we are putting the building blocks in place that will lead to accelerated growth in our logistics business as economic conditions improve.

As we have previously disclosed, during the second quarter, we also concluded an agreement to settle class-action antitrust litigation in Puerto Rico and at the same time, we executed an amended credit agreement with our lenders. We view the antitrust settlement as a good-faith effort to address and resolve the issues that have been raised in the Puerto Rico class-action litigation.

Also, as we previously stated, we intend to vigorously defend ourselves against several purported class-action lawsuits in the other tradelanes that have been filed against Horizon Lines. Meanwhile, we are cooperating fully with the Department of Justice in its ongoing investigation into pricing practices of domestic ocean shipping.

Turning to our outlook for the remainder of the year, we saw some positive signs at the end of the second quarter. Of course, business levels in our markets remain dependent on the broader economic recovery. Historically, however, you will probably recall that our shipping is generally strongest in the third quarter, extending into the first part of the fourth quarter. Our current view is that full-year adjusted EBITDA will be further below last year’s $130 million level than we may have previously expected, but continue to remain above levels that would jeopardize compliance with the financial covenants in our credit agreements. And we are projecting full-year adjusted free cash flows to be in the same general range as the $59.9 million we generated in 2008.

Finally, we announced late yesterday that our Board of Directors approved payment of our regular $0.11 quarterly dividend, making this our 16th consecutive cash dividend payment at that level since going public in 2005. Now with that, let me turn the call over to John Keenan. John?

John Keenan	Thank you, Chuck and good morning, everyone. This morning, I will provide you with an update on our liner business, starting with Alaska on page 9. Our second-quarter volumes were below internal expectations. Economically, the state remains relatively healthy when compared to the lower 48 and oil prices have firmed somewhat in recent weeks.

During the quarter, however, consumers appeared reluctant to spend given the overall concern about the spread of the recession. On the positive side, business conditions firmed modestly late in the quarter. The state ended its four-month hiring freeze on July 1 and the government’s budget reserve remained healthy at approximately $12 billion.

In October, Alaska residents are also expected to receive their permanent fund dividend payout. While this year’s payment is expected to be less than half the record $3269 paid to each resident last year, it is still a substantial amount. In addition, 33,000 Alaska residents are in the process of receiving their portions of the Exxon Valdez settlement. This is estimated to be nearly $1 billion after Exxon late last month agreed to pay nearly $500 million in interest payment in addition to the punitive damages.

Our business in Alaska remains well aligned with major big-box retailers and long-term customers. This helped offset some of the second-quarter volume softness, and we expect these partnerships to remain a positive influence in the second half as key customers continue with their expansion plans.

In addition, our seasonal southbound seafood business firmed in the late part of the second quarter. This trend has continued through July thanks in part to stronger-than-expected pollock and salmon runs and has helped drive positive growth in our reefer business.

We remain keenly focused on cost efficiencies in Alaska and similar to last year, we do not plan to add a peak season vessel this summer as we see no need for additional capacity in this environment. As for the longer term, Alaska’s prospects remain very positive. The energy rich state is supporting development of a massive natural gas pipeline that would bring in tens of thousands of jobs over an estimated 10-year construction period. While the project itself is still years off and many hurdles remain, developers are moving ahead next year to solicit firm commitments from the gas producers. This is a critical milestone known as open season.

Looking at Hawaii on page 10, the tourist mecca remains in the grip of recession. Tourism and construction dropped off sharply in the second half of last year and are showing no signs of recovery through 2009. The projected gross state product for the year has been revised downward to a deficit of 1.6% from the April forecasted deficit of 0.2%. The 2009 forecast for visitor arrivals, a key measure of tourism, has been revised downward to negative 6.8%, largely due to Asian concerns related to the H1N1 flu pandemic.

As we expected, our volumes in Hawaii are down from last year. During the quarter, we experienced a decline in the retail, auto and building materials segment, although improved volume from some of our big-box retail customers helped mitigate the overall decline. As in Alaska, we believe we are well aligned with strong growing customers.

In addition, consumable commodities such as groceries and beverages held fairly steady during the quarter and our focus on higher value cargo is also helping to soften the impact of the recession.

Our Guam market also continues to be adversely impacted by the recession-driven decline in discretionary purchases and a drop in tourism from Asia. This is being partially mitigated by ongoing military construction projects. These projects are expected to accelerate in earnest in 2011 to support the island’s projected 24% population increase by 2014. That is when the US military is scheduled to move more than 8000 marines, their dependants and support personnel to Guam from Okinawa. We plan to aggressively pursue the cargo that will be required to support this buildup.

Earlier this year, we installed three refurbished cranes in Guam to handle the anticipated volume increase as Guam remains a strategically crucial location for our military.

Turning to Puerto Rico on page 11, volumes fell in the second quarter from a year ago as the recession continues in its fourth year. GDP for the fiscal year, which ended in June, is projected to have declined 3.4% from the prior year. Some economists are projecting a more moderate decline for the fiscal year just started, but the island remains mired in recession. The Commonwealth’s unemployment rate is well into the double digits, construction spending is down 11.5% from a year ago and commercial bankruptcies have climbed 29% this year.

Our Puerto Rico volumes have declined somewhat from a year ago, but our estimated marketshare remains steady to slightly improved at approximately 34%. In addition, despite some rate pressures, our customer relationships remain strong and we are working to continually improve our cargo mix, focusing on time-sensitive perishables where we can differentiate Horizon Lines through customer service and schedule integrity.

And despite the ongoing recession, the business climate in Puerto Rico remains cautiously optimistic. The new Governor has launched an economic stimulus plan to reduce the $3.2 billion deficit and accelerate economic growth. Governor Fortuno’s swift actions, which include reducing government payrolls by 30,000 workers this year, are said to be a key reason the Commonwealth successfully refinanced $5.8 billion in bonds at lower interest rates. The transaction is helping the Puerto Rico government fund its economic stimulus plan.

Meanwhile, anticipation is growing in each of our markets over the funds expected from the federal economic stimulus program. Page 12 provides the latest estimates of these funds and their anticipated impact on each of our tradelanes. As you can see, the two-year program is expected to inject about $1 billion each into Alaska and Hawaii, creating some 23,000 jobs. Guam expects $178 million from the program and another $800 million in military spending in 2010. In addition, the Japanese government has agreed to contribute $1 billion in 2010 to support the military relocation.

In comparison, over the two-year period, Puerto Rico alone is anticipating $5.7 billion in federal economic stimulus funds. It is expected to generate 13,000 jobs and $1.2 billion in spending before the end of this year, including $594 million in direct cash payments to workers. The federal economic stimulus program has not yet translated to volume increases for us. However, we expect to generate our fair share of volume as the program gains traction in our tradelanes.

Turning to page 13, you can see that overall container volume declined 9.8% for the quarter, which is sharper than we expected. Volume in each tradelane contracted relative to last year.

Unit revenues on page 14. During the quarter, we achieved a 2.5% increase in revenue per container to $3293, excluding fuel surcharges. In this environment, we continue to experience some rate pressures associated with declining market volumes. Our strategy remains to differentiate Horizon Lines through intense focus on customer service excellence, schedule integrity, key attributes that we believe translate to increased business from higher value cargo.

Investment performance metrics that support our emphasis on schedule integrity are on page 15. Our vessel on-time arrival in the second quarter was 94% compared with 90.3% last year. This improvement was due both to excellent maintenance on our vessels and to process improvements focused on ensuring that our ships depart on schedule. If you recall, we are very proud of this. We measure our vessels on time to the minute.

Our vessel availability was excellent at 100% during the quarter while capacity utilization was 60%, down from 67% last year, reflecting the recession-induced volume declines.

On page 16, you can see some of the process initiatives we are undertaking to reduce costs. Our fuel initiative has already conserved approximately 2000 metric tons year-to-date relative to a year ago. This equates to approximately $580,000 in savings. We are achieving this through a number of ways, including focusing on on-time departures and better voyage planning.

Lastly, we continue to position our Company for long-term efficiencies as our tradelane economies rebound and volumes improve. We have significant operating leverage in our current vessel network, for instance, enabling a 50% volume increase from current levels before requiring the addition of any vessels.

As you can see on page 17, our focus on increased efficiencies includes both processes and assets. Over the past year, we have invested in larger, more efficient cranes, new gates in our San Juan terminal, fuel-efficient tractors on the West Coast and so on. The message here is that we have invested in the future and we are positioned to rapidly leverage those assets when our tradelane economies improve. In the meantime, we do not foresee any further major investments over the next year or so.

Before turning the call over to Brian, I want to spend just a minute on page 18 because the awards shown here speak to the confidence that our major customers have in us. This year, we received the Platinum Carrier Award from Lowes for 100% on-time delivery. We also were named the Jones Act Carrier of the Year from Wal-Mart and we just learned that we have won the Quest for Quality award in the ocean carrier category from Logistics Management Magazine. These awards are difficult to win and Horizon Lines has won awards like these on a consistent basis over the years.

We are very proud of the focus we place on customer service excellence, an honor that major customers and industry experts acknowledge us for successfully executing on this promise. In the long run, this focus provides lasting value to our customers, timely and consistent service to the tradelanes we serve and a solid foundation for long-term growth for our Company. With that, I will hand this over to Brian.

Brian Taylor	Thank you, John and good morning, everyone. As you can see on slide 20, we generated just over $8 million in revenue during the second quarter with $10.4 million in operating expenses resulting in a negative adjusted EBITDA contribution of $2.1 million. As we have previously discussed, logistics is still in the early stages of evolution, investing in the people and technology we need to support our organic growth strategy during these challenging economic times.

We expect and have planned for an operating loss in 2009, but we continue to position the Company with a growing pipeline of potential business that will allow us to capitalize on these opportunities as the economy begins to rebound.

Despite this challenging economic climate, we continue to see new accounts moving cargo in our network. As we make further progress in gauging and integrating the liner sales team and the broader logistics sales effort, we expect revenue growth to accelerate bringing us closer to breakeven status.

Turning to slide 21, one of our primary strategic objectives for 2009 is to grow and diversify our account base and we are aggressively pursuing this initiative. We have seen a pronounced shift within the expedited segment towards lower cost transportation alternatives and as such, we are sharpening our focus on two key market verticals that continue to show longer-term promise.

Specifically, we are aligning some of our sales and operating resources around alternative energy companies and the healthcare segment, both of which may have upside potential based on the current administration’s focus.

Our pipeline of business leads is strong and we continue to see success, particularly in our drayage, freight brokerage and international ocean segments. As an example, in the second quarter, we secured new big-box retail business from two customers that will utilize our West Coast drayage service. Income from this business will begin in the current quarter resulting in new revenue for logistics and because of the existing relationship these customers have with the liner operation, we also anticipate reduced empty mileage cost for Horizon Lines.

The freight brokerage business is one of our two key growth areas for logistics contributing solid revenue expansion year-to-date. Compared to quarter one, we more than doubled the number of shipments handled through our brokerage unit this quarter and we also achieved a 21% increase in our cross-border truck shipments processed through our Laredo facility.

Within our brokerage, the second quarter also marked the launch of our new LTL transportation management system, which automates the LTL booking process and leverages route optimization technology. In just eight weeks, our shipment count has increased fivefold and we expect solid growth to continue throughout the balance of 2009.

The other area delivering solid growth during this past quarter is our international NVOCC operation. Despite the ongoing volatility in the international freight markets, we have seen continued growth in the volume of leads, quotes and shipments.

With a solid foothold in place in Asia, we are now selectively expanding to serve export business opportunities to Europe based on requests from our existing customers. Our European agency network is now in place and will contribute to our growth in the second half of this year. Moving forward, you can expect to see us focus our resources and a lot of our energy on the development of our freight brokerage and NVOCC lines of business.

Finally, our West Coast warehouse operation delivered new crossdock and transload business in the second quarter. We recently began two new programs for existing customers and we also finalized a new warehouse venture in our LA facility that positions us to handle new distribution programs for several other retailers. These initiatives will add new revenue to the warehouse in the months ahead and create drayage opportunities for our trucking operation.

Looking out further into 2009 and even into 2010, we see continued expansion in our operations related to Mexico. Volatile energy prices and in some cases, global instability have many companies seeking manufacturing operations that are closer to their North American markets. Our cross-border infrastructure in Laredo and our experience handling in-country trucking in Mexico strongly position Horizon to serve companies with Mexican manufacturing operations.

Like many other businesses, we expect the ongoing economic challenges to moderate our volume growth and profitability for the near term. However, we believe the successful execution of our strategy will solidly position Horizon Logistics for accelerated growth once the economy begins to recover. Now let me turn the call back over to Mike for the financial review.

Mike Avara	Brian, thank you and good morning, everyone. I’m pleased to report that we delivered good financial results in the second quarter despite a still very difficult economic environment. We accomplished this by doing three things. First, we focused on high-value cargo that helped us achieve improved rates in the face of reduced volumes, which obviously is no easy accomplishment. Second, we maintained or increased our marketshare in all three tradelanes and third, we continued to aggressively manage costs. As a result, we were able to deliver adjusted EBITDA of $28.5 million. We maintained adequate liquidity and we remain in compliance with our two financial covenants.

So when other transportation modes are still experiencing volume declines around 20% and significant rate declines, our second-quarter performance stacks up pretty well in comparison with volumes down 9.8% and rates net of fuel up 2.5%.

Starting on page 23, I want to first discuss certain items that impacted our second-quarter results. We are excluding these items as we typically do from our adjusted results to give you an apples-to-apples comparison with 2008.

The first item was the $20 million charge related to the settlement of our class-action litigation in Puerto Rico. Now this settlement is being paid out in three installments, most likely by the end of the year and in fact, we made the first $5 million payment on July 15.

Second, legal expenses and related antitrust matters totaled $4.1 million as we incurred expenses around the settlement of our Puerto Rico case. Additional vessel impairment and restructuring charges totaled $0.8 million. We also recorded a $10.5 million tax valuation allowance associated with our net operating loss carryforwards. The accounting rules generally require a valuation allowance be recorded on NOLs if cumulative pretax GAAP losses are projected over a three-year period. We will incur a cumulative pretax GAAP loss for the period 2007 through 2009 due to a number of charges including those from our refinancing that took place back in 2007. However, it is important to note that, first, this book tax adjustment has no cash impact. It does not impact our ability to utilize NOLs to offset taxable income in future years and our NOLs do not begin to expire until 2019 for state purposes and 2024 for federal purposes. Turning to page 24, second-quarter operating revenue fell $52.5 million, or 15.9% from the second quarter of 2008. Page 25 shows the major factors that drove the change in revenue. The largest component of the $52.5 million decline was reduced fuel surcharges, which fell nearly $28 million due to lower fuel prices. However, our fuel cost recovery for the quarter continued to be about 90% as it typically is.

The volume decline of nearly 10% caused revenue to fall by about $28 million, which was due largely to the continuing now multiyear recession in Puerto Rico, the ongoing decline in Hawaii Guam and a delayed recession-related slowdown in Alaska. These declines were partially offset by continued rate and mix improvement totaling $9.2 million, again as rates net of fuel improved 2.5% despite some rate pressures.

Turning to page 26, adjusted operating income fell 31.2% to $13.7 million for the second quarter versus $19.9 million a year earlier. Now this decline of $6.2 million was due to a number of factors, the volume decline — the margin impact for that volume decline was $15.6 million negative, and lower non-transportation revenue, the associated margin impact of which was approximately $1.8 million. However, these negative factors were partially offset by the rate net of fuel improvement, which added $4.3 million to operating income, a reduction in our fuel recovery shortfall due to better management of our fuel surcharge program added nearly $3 million and fuel consumption savings also, of course, helped there. And our nonunion workforce reduction savings that we completed in January added $2.8 million to operating income.

Adjusted EBITDA reflected on page 27 again totaled $28.5 million for the second quarter, a decline of $7.3 million from last year. And really the same factors that I discussed for operating income also impacted adjusted

EBITDA.

Now turning to page 28, our second-quarter adjusted net income totaled $4.1 million versus $8.5 million in 2008. We were able to reduce our interest expense $1.1 million from a year ago. We are carefully managing our debt levels and opportunistically capturing lower interest rates on the short end of the yield curve. But this was overshadowed by the $6.2 million decline in adjusted operating income that I just discussed.

Adjusted diluted EPS on page 29 totaled $0.13 for the second quarter compared to $0.28 in 2008. The decrease of $0.15 was due to the reduction in net income of $7.3 million on a nearly identical share base at the end of each period.

Page 30 provides a segment breakdown of our 2009 second-quarter results, reflecting, as you see here, liner adjusted EBITDA of $30.6 million and logistics adjusted EBITDA of a negative $2.1 million and of course, intercompany transactions have been eliminated from these results.

Cash flow is presented on page 31 and this really remains a very positive story. Adjusted free cash flow was negative $0.7 million June year-to-date. This compares to free cash flow of $9.5 million a year ago, but I should point out that the $10.2 million year decline in adjusted free cash flow really compares very favorably to a corresponding $15.4 million decline in adjusted EBITDA. So in other words, we were able to offset $5.2 million of the EBITDA shortfall in other means. This is due primarily to a continued very strong focus on working capital.

You will see here working capital was $6.4 million better than a year ago and this working capital gain was mainly driven by an improvement in accounts receivable. So despite the difficult economy, our cash collections remain very strong and we have seen no deterioration in our accounts receivable aging. We also continue to focus on cash collections and really broader working capital management in areas outside of accounts receivable and accounts payable and have captured about $1 million of savings thus far on that initiative and hope to get another $1 million or so from the working capital initiative in the second half of the year.

Page 32 provides the major terms of our credit agreement amendment. I won’t read those to you, but I do want to point out the major takeaways. First, we did secure favorable terms given the difficult environment for refinancing debt. We maintain adequate liquidity to withstand a prolonged recession. Our combined interest rate still remains at a low 4.48% and we expect to remain in compliance with our financial covenants.

Turning to page 33, you can see that we continue to operate with adequate liquidity, are in compliance with our credit facility financial covenants, have a very low weighted average interest rate on our debt and no recapitalization needs anticipated until 2012.

In addition, I would note that we paid down $5 million on our revolver during the quarter. So pretty good performance despite EBITDA declines and we ended the quarter with $31.5 million less funded debt than we had just a year ago.

So to wrap up, our second-quarter financial results were solid despite volume shortfalls associated with the ongoing global recession. We managed our business well considering these challenges. We controlled what we could. As we indicated in both January and April, we expected that our first-half 2009 results would be down versus the first half of 2008 due to a relatively better economic environment in the first six months of last year. And we believe our second-half 2009 results will begin to improve versus 2008 as economic conditions stabilize and begin to improve slightly.

Although we do not know when this historic recession will come to an end, we are at least seeing some hopeful signs that it may be approaching a bottom. We believe we remain soundly positioned in the current environment and are ready to capitalize on growth opportunities when the economy improves. Michael, we are now ready to open the call up for questions.

George Pickral	Hey, guys. Thanks for taking my call. John, I think the first question might be for you in the liner business. The volumes were down 10% in the quarter. Can you tell me what those trends were month by month throughout the quarter and then can you break it down by tradelane as well?

John Keenan	Yes, George, welcome to the call. Let me take you through month by month. Each of the tradelanes were a little bit different starting with Alaska. If you recall the first quarter in Alaska, the first several periods were very strong so we started to see a consistent drop-off starting in the third and the fourth and fifth periods. And as I mentioned, we are starting to see, some improvement in Alaska, especially with the fifth period.

Hawaii and Guam was fairly consistent. The volumes were what we anticipated and in Puerto Rico, going back to the first quarter, the first two periods were strong and the volume drop-off has been really not as significant as what we have seen in Hawaii or Alaska.

George Pickral	Okay. So Puerto Rico, I guess relatively speaking, could be getting a little worse, but Hawaii and Alaska aren’t? Is that a fair assessment?

John Keenan	No, I don’t see it that way, George. I think that what we have seen in Puerto Rico, as I mentioned, in the first quarter was what we anticipated, basically on our plan and we saw some slight decrease and then we have seen Puerto Rico come back up. So we don’t see Puerto Rico really getting worse. We tend to feel that Puerto Rico has hit its bottom.

George Pickral	Okay, okay, good. Just want to make sure on that. I guess staying on the liner side here, you said the seasonal uptick is normal from Q2 to Q3. What sort of uptick are you expecting this year or is it going to kind of stay flat, if that makes any sense?

John Keenan	Yes, I said typically our third quarter is our strongest quarter, due to seasonality. That is really the way our business has been trending over the years and we expect that to be fairly consistent year-over-year.

George Pickral	Okay. So even though volumes are still going to be down year-over-year sequentially, you should see the normal seasonal uptick.

John Keenan	That’s correct.

Mike Avara	George, it’s Mike. I would just add that in the third quarter we typically see about 35% of our EBITDA. As I mentioned in my comments, we expected from the very beginning the first half of this year to be difficult because the first half of last year was actually pretty good in comparison. We expect to do better in relative terms in the second half of the year than we did in the first half of 2009.

George Pickral	Okay, thank you. And Brian, switching over to the logistics division, that new drayage business you mentioned, are there going to be any startup costs that impact the profitability in Q3 that we need to pay attention to or is this something that can be profitable or a bottom-line contributor from the start?

Brian Taylor	George, we do not anticipate any incremental costs or investment in assets in order to serve the business. As you may recall, we’ve just invested in a fleet of new green tractors out on the West Coast earlier this year. That is actually part of the reason that we have been successful in securing this business. So at this point, we’d look at this new business being incremental revenue and growth going forward with no additional investment or cost.

George Pickral	Great. And last question before I turn it over. Earlier this month, there was a hearing in the Senate on the Maritime Administration Authorization Act. I guess along the lines of the Marine Highway. Chuck, I know you have all been talking about that for the past few years. Is this something that was kind of a major step going forward that could allow this Marine Highway to happen sooner rather than later? Or is this something that may not happen until fuel gets back up to $4 or $5 a gallon and people start to realize it is significantly cheaper to move it via water then on a road or rail?

Chuck Raymond	Yes, George, I think both the administration and the Congress ultimately respond to what is hurting the most. And right now, of course, they are focused on healthcare and some other things. I would say that you are probably right that, until fuel starts to really hurt people again, that the public support for any major investment on the Marine Highway is going to be low.

That being said, if unemployment continues to ratchet up towards 10% in the nation, I think we are going to see more focus on stimulus and on stimulus spending that would generate immediate jobs and that might then go to better port structures, perhaps better intermodal interchanges and things of that nature that would support us in that business going forward.

George Pickral	Great. Thanks for the time, everybody.

Chaz Jones	Hey, guys. Nice quarter. Normally, you guys give your assumptions for volume rate and fuel and obviously, I understand that visibility is still very challenging here. I guess, one, have those assumptions changed materially and two, are you not going to provide those moving forward?

Chuck Raymond	We have provided those in the past, Chaz. As we look out for the rest of the year, the volume assumptions have been tempered a little bit as we mentioned. Fortunately, we have been able to do it on the other lever. Rate net of fuel was up, I think, 3.3% in the first quarter, 2.5% in the second quarter. So I think you’re going to see us come at it a little bit differently with more help from rate than volume.

Chaz Jones	Okay. And then any sense for timing as far as the court approval on the settlement, when you might have some resolution, whether that is going to get approved or not? In the Puerto Rico settlement, I’m sorry.

Chuck Raymond	This is Chuck. You know that we went ahead and filed our settlement proposal as did the litigants that we entered into the agreement with. That has to be reviewed by the court. We anticipate that the court will approve that after they have done their review, maybe a month more. Then they have to go through the process of mailing out the settlement details to the class. And they will have to get the responses back. So that will be maybe another six to eight weeks, couple months maybe. I would say probably sometime maybe early in the fourth quarter.

Chaz Jones	Okay. And then do you have a sense yet for what percentage of the customer base and Puerto Rico has opted to take the rate freeze versus participating in the settlement payment?

Chuck Raymond	They will indicate that when they mail their responses back into the judge, then we will have kind of a reading on that. At this point, we don’t.

Chaz Jones	Okay. But maybe by the end of the year, you will have a better sense of that?

Chuck Raymond	Yes, I am sure by the end of the year, we should have it.

Chaz Jones	Okay, great. And then assuming that we are at a bottom here, not that there is a V-shaped recovery in the economy, but assuming we are at the bottom, just trying to get a sense for — assuming the volumes start to improve at some point out in the next couple quarters, what typically is the incremental contribution margin you get to the bottom line from volume improvement?

Chuck Raymond	At a high level, based upon our cost structure, 50% fixed 50% variable, we get about 45%, 50%. Obviously, there are some steep variable costs with ships and equipment. So on average I would say about a 45% contribution margin.

Chaz Jones	Okay. No, that is helpful. I think, obviously, everybody knows there is tremendous earnings leverage in the model. And then I guess another just kind of housecleaning question, the $900,000 impairment and restructuring charge that you took in the quarter, what exactly was that for?

Mike Avara	It was a true-up of some of our vessel impairment charges that we made in the fourth quarter of 2008 and an additional restructuring charge relating to our logistics business.

Chaz Jones	Okay. And then just on that TP1 service, I know that’s somewhat of a unique contract, but — and I don’t know if you can disclose this. If you can’t, I understand. But can you talk about maybe the utilization on those vessels currently in this environment?

John Keenan	This is John Keenan. As you know, we have an international partner on that service where we have a take-or-pay from Asia back to the US West Coast. We’ve modified that service. The inbound call is into LA. It used to be in Tacoma. So on that leg, which is important, that is where we provide space to Maersk as the international carrier.

Outbound, obviously, the utilization is lower from a loaded container perspective because that is how we service Guam. We service our Guam cargo with loaded containers. We also use that to reposition empties for our international partner back out to Asia.

Chaz Jones	Right. And I am just trying to get a sense — I mean obviously vessel utilization is down in the Jones Act trade. I guess what I am getting at is — I know that contract comes up for renewal at some point and obviously, there is a significant amount of excess capacity in the international shipping market. And just kind of curious where that contract stands in terms of if there is a lot of spare capacity on that contract, is there foreseeable risk as it comes up for renewal?

John Keenan	Well, Chaz, again, as you know, we have had that arrangement with Maersk for about nine and half years, since ‘99. Where it is today, it is a lot more than just the capacity on the ship. Remember we have the equipment interchange agreement where we utilize Maersk boxes. There are about 14 agreements co-mingled with that one TP1 agreement. And the net slot cost to the international carrier is very, very good because of the fact that we handle the empty back out for them. We use that empty for a load into Hawaii and we also, at the same time, reposition that box out for the international carrier to become a head haul load for them. We are evaluating our replacement strategy and if we should choose to change the existing agreement. As you know, that agreement expires in December 2010. I think that is the date you are looking for. And we are in the process of doing some evaluation in each and every one of those agreements.

Chaz Jones	But to your point, it is a little bit more customized. There is probably some high changeover costs associated with it. It is not just kind of a wholesale, move-the-box service.

John Keenan	That’s a good way to look at it, but you are right. As I’ve said earlier, it is a relationship we have enjoyed for nine and half years and there is a lot of value transferred between both companies, which goes well beyond the TP1.

Mike Avara	Chaz, just building on John’s comment, that is one of 14 agreements. Although it is sort of a tough time maybe to have a space charter agreement renewal coming up; it is a very good time to have a terminal renewal agreement coming up and we basically pay twice as much on terminal services with APM terminal, sister company Maersk line, as we do Maersk line. So it is a pretty balanced relationship even with some of the Trans-Pacific issues.

Chaz Jones	Okay. And then maybe one last question here. I know pricing has stayed positive. Certainly hopefully volumes are stabilizing here. But I guess,

how much do volumes have to go up for pricing to, I guess, reaccelerate would be the first question? If volumes continue to maybe just stabilize here, is there potential for further kind of incremental pricing deterioration?

John Keenan	Chaz, let me start with that and then I know Chuck has a comment. I think that, in a difficult economic environment that we are in, we expect rate pressures to continue. But that being said, we have proven quarter-over-quarter that our ability to get higher margin cargo, higher mix cargo, different commodities, even when you have softness in our markets, we are able to get some rate increases. And we don’t have a real good way to correlate — if your volume goes up, your rate goes up X. As you know, there are some competitive pressures there, but I think that historically we have been able to improve our reefer business, which we have focused on. And at one point it was 21% of our cargo mix, which is now almost 25% of our cargo mix and aligning with the customers that do value our high level of service.

Chaz Jones	Okay, great. Well, guys, I appreciate all the commentary. It is always helpful.

Sherwin Prior	Good afternoon, gentlemen. Great quarter. I have got a couple questions here. First, in the past, you have discussed potentially selling some vessels. Can you kind of comment on where you stand on that? That would be the first question.

John Keenan	Okay, yes, this is John Keenan. We have one vessel, which is in the process of being sold, which is the Horizon Crusader. It is one of our C7 class vessels and we intend to scrap that vessel by year-end.

Sherwin Prior	Okay. On the second question here, related to the bunker fuel prices, what are you seeing there and how are you expecting to manage those costs for the back half of the year?

John Keenan	Okay. Again, I will take that. This is John. If you go back in history and look at the first quarter of ‘08 versus ‘09, our fuel prices in the first quarter in ‘08 were about $475 per ton. That is an average number. As you know, we bunker our ships East Coast and West Coast. So we have seen a nice improvement ‘08 versus ‘09 from that $475 down to $252. But there are a couple of components to it. We are also focusing on our consumption. And I mentioned earlier about our on-time arrivals.

When we have a good departure, our ability to conserve fuel and do better voyage planning allows us to see a reduction in the consumption on board the vessel. It has been a key area of focus for us. And what we are trying to do is, in certain port locations whether it is Tacoma, Oakland or LA, try to bundle our purchases on a monthly basis and maybe buy a month forward, which gives us a favorable treatment at that time because, as you know, we do not hedge our fuel. We buy our fuel based on the spot market.

Sherwin Prior	All right. Okay. The last question really — discuss a little bit more color on the second-half free cash flow outlook and what should we expect for any incremental debt paydown?

Mike Avara	Sherwin, hi, it’s Mike. As Chuck mentioned in his opening comments, we expect to be around the $60 million of adjusted free cash flow that we did last year. As you might recall, really our free cash flow generation and our debt repayment as a result is really a third and fourth-quarter phenomena. As we grow receivables through the first half of the year, the higher cash collections really show themselves in the third and fourth quarter. So we expect, even with the decline, a little bit in the EBITDA projections we had maybe in the first quarter, to still be right at free cash flow levels near last year.

In terms of debt repayment, I suspect we will probably be able to pay down about $20 million of debt or so during the course of the year. We did pay down $5 million, as I mentioned, right before the end of the second quarter. And I think we have another $15 million or so maybe $20 million that we might be able to pay down during the rest of the year.

Sherwin Prior	Okay. Well, just last comment. You guys have done a really phenomenal job managing through the tough environment. We appreciate that. Have a good one.

Chuck Raymond	Thank you, Sherwin.

Operator	We have no further questions in queue.

Chuck Raymond	Okay, well, Michael, thank you very much again as moderator and thank you everyone for joining us today. Before we close the call up, let me just try to summarize a couple of things that we talked about. First, the economic downturn has created the most difficult business environment since the Great Depression. We all know that. Yet, here at Horizon, we have continued to, I think, demonstrate the resilience that we’ve talked about many times. We are well-positioned to ride this out. Our customer relationships are strong. Our dedication to the well-being of our tradelanes and the customers in those trade lines is constant.

And as Mike just pointed out, financially, we have got the right liquidity, we’ve continued to generate cash, remain in compliance with our debt covenants and really don’t have any recapitalization needs or frankly major capital expenditure needs at least until 2012 as we look at the business today.

The second point is one on operating leverage. We can accelerate cash flows as business improves. We have the ability to handle a significant increase in volume without the step-up costs that others might be exposed to as the economy comes back. We do have the existing infrastructure, which we put up very nicely for the last couple of years through selective investments in all of our tradelanes and have the vessel capacity to accomplish that.

And then finally, just one last thought on logistics. It is tough times. Logistics companies are suffering right now, but I believe that Brian and the rest of the Company are doing the right thing to position us for future growth in that sector.

So with that, thank you and we look forward to talking to you again on our third-quarter conference call scheduled for the 23rd of October.

Operator	Thank you, ladies and gentlemen. This does conclude your conference call for today. We ask that you please disconnect your lines.